Exhibit 99.1

Investor Contact: Jeremy Friedman

Executive Vice President and Chief Financial Officer

978 570 6900

Jeremy.friedman@accellent.com

FOR IMMEDIATE RELEASE

ACCELLENT INC. ANNOUNCES COMPLETION OF TENDER OFFER

FOR THE 10 1/2% SENIOR SUBORDINATED NOTES DUE 2013

WILMINGTON, MA – November 11, 2010 – Accellent Inc. (“Accellent” or the “Company”), a wholly-owned subsidiary of Accellent Holdings Corp., announced today that, in connection with the previously announced cash tender offer and consent solicitation by the Company to purchase for cash any and all of its outstanding 10 1/2% senior subordinated notes due 2013 (the “Notes”), the tender period expired at 11:59 p.m., New York City time, on November 10, 2010. No additional Notes were tendered since the consent payment deadline on October 27, 2010.

As previously announced, the Company purchased for cash, on October 28, 2010, $230,767,000 of the tendered Notes. The complete terms and conditions of the tender offer were set forth in an Offer to Purchase and Consent Solicitation Statement that was sent to holders of the Notes.

As previously announced, the Company will redeem for cash any and all of its outstanding Notes on December 1, 2010. The redemption price for the Notes will be 102.625% of the principal amount thereof, plus any accrued and unpaid interest up to, but not including, the date of redemption.

The notice of redemption for the Notes was sent to registered holders on or about October 28, 2010. The Notes are to be surrendered to The Bank of New York Mellon, as trustee and paying agent, in exchange for payment of the redemption price, plus accrued and unpaid interest up to, but not including, the date of redemption. Questions relating to, and requests for additional copies of, the notice of redemption should be directed to The Bank of New York Mellon, Corporate Trust Administration, 101 Barclay Street, New York, NY 10286 (phone number 1-800-254-2826).

About Accellent Inc.

The Company provides fully integrated outsourced manufacturing and engineering services to the medical device industry in the cardiology, endoscopy and orthopaedic markets. The Company has broad capabilities in design and engineering services, precision component fabrication, finished device assembly and complete supply chain management solutions. These capabilities enhance its customers’ speed to market and their return on investment by allowing them to focus their internal resources more efficiently.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 31, 2010. All forward-looking statements are expressly qualified in their entirety by such risk factors.